EXHIBIT 7.2


HUDSON BAY PARTNERS, INC.
- -------------------------------------------------------------------------------


                                                9 West 57th Street - Suite 4310
                                                New York, NY 10019
                                                (212) 371-6422
                                                fax:  (212) 371-6146


                                                CONFIDENTIAL
                                                ------------

August 2, 1996

The Board of Directors of California Jockey Club
2600 South Delaware Street
San Mateo, California 94403

The Board of Directors of Bay Meadows Operating Company
2600 South Delaware Street
San Mateo, California 94403

Dear Sirs and Madame:

I am pleased to confirm the intent of Hudson Bay Partners, Inc. ("Hudson Bay") together with certain affiliates, partners of other co-investors (collectively the "Investor Group") to make an investment (the "Investment") in California Jockey Club and its subsidiaries or affiliates (collectively "CJC") and Bay Meadows Operating Company and its subsidiaries or affiliates (collectively "BMOC"), the general terms of which have been discussed by the parties but as to which no agreement has been reached.

Hudson Bay and CJC and BMOC have entered into discussions regarding the general terms of the Investment. The Investment is subject to satisfactory completion of a due diligence review and the negotiation and execution of mutually acceptable definitive documentation ("Definitive Documents"). This letter agreement confirms the mutual understanding of the undersigned parties with respect to the terms under which the parties can proceed towards executing Definitive Documents.

1. Investor Group, CJC and BMOC hereby agree to enter into exclusive good faith negotiations during the term of this letter agreement with an intent of entering into Definitive Documents with respect to the proposed Investment.

2. Neither CJC nor BMOC shall, nor shall they authorize or permit any officer, director, employee, investment banker, financial advisor, attorney, accountant or other agent or representative (each a "Representative") retained by or acting for or on behalf of CJC or BMOC to, directly or indirectly, initiate, solicit, encourage, or, unless each Board of Directors of CJC or BMOC believes, on the basis of advice furnished by independent legal counsel, that the failure to take such actions would constitute a breach of applicable fiduciary duties, participate in any negotiations regarding, furnish any confidential information in connection with, endorse or otherwise cooperate with, assist, participate in or facilitate the making of any proposal or offer for, or which may reasonably be expected to lead to, an Acquisition Transaction (as defined below), by any person, corporation, partnership or other entity or group (a "Potential Acquiror"). As used in this letter agreement, "Acquisition Transaction" means any recapitalization, merger, consolidation, or other business combination involving CJC and/or BMOC, or any acquisition in any manner of all or a substantial portion of the equity of or the issuance of additional equity in CJC and/or BMOC (other than to providers of services in the ordinary course of business), or any interest in all or a substantial portion of the assets of CJC or BMOC, whether for cash, securities or any other consideration or combination thereof other than pursuant to the transactions contemplated by this letter agreement.

3. CJC and BMOC shall, throughout the period from the date hereof to the termination of this letter agreement, (i) provide the Investor Group and their Representatives, with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of CJC and BMOC and their respective assets, properties, books and records, and (ii) furnish promptly to such persons (x) a copy of each report, statement, schedule and other document filed or received by CJC or BMOC pursuant to the requirements of federal or state securities laws or filed with any other governmental or regulatory authority, and (y) all other information and data concerning the business and operations of CJC and BMOC as Investor Group may reasonably request.

4. Investor Group will hold, and will use its best efforts to cause its Representatives to hold, in strict confidence, unless (i) compelled to disclose by judicial or administrative process or by other requirements of applicable laws of governmental or regulatory authorities (including, without limitation, in connection with obtaining the necessary approvals of this letter agreement or the transactions contemplated hereby by governmental or regulatory authorities), or (ii) disclosed in an action or proceeding by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning CJC and BMOC and the transaction contemplated hereby furnished to it by CJC and BMOC or its Representatives in connection with this letter agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (x) previously known by Investor Group or its Representatives, (y) in the public domain (either prior to or after the furnishing of such documents or information hereunder through no fault of Investor Group or its Representatives) or (z) later acquired by Investor Group or its Representatives from another source if Investor Group or such Representative is not aware that such source is under an obligation to CJC and BMOC to keep such documents and information confidential. In the event that this letter agreement is terminated without the transactions contemplated hereby having been consummated, upon the request of CJC and BMOC, Investor Group will, and will cause its Representatives to, promptly redeliver or cause to be redelivered all copies of documents and information furnished by CJC and BMOC or its Representatives to Investor Group and its Representatives in connection with this letter agreement or the transactions contemplated hereby.

5. CJC and BMOC will hold, and will use its best efforts to cause its Representatives to hold in strict confidence, unless (i) compelled to disclose by judicial or administrative process or by other requirements of applicable Laws of Governmental or Regulatory Authorities (including, without limitation, in connection with obtaining the necessary approvals of this letter agreement or the transactions contemplated hereby by Governmental or Regulatory Authorities), or (ii) disclosed in an action or proceeding by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the Investor Group and the transactions contemplated hereby furnished to it by the Investor Group or its Representatives in connection with this letter agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (x) previously known by CJC or BMOC or its Representatives, (y) in the public domain (either prior to or after the furnishing of such documents or information hereunder through no fault of CJC or BMOC or its Representatives) or (z) later acquired by CJC or BMOC or its Representatives from another source if CJC or BMOC or such Representative is not aware that such source is under an obligation to Investor Group to keep such documents and information confidential. In the event that this letter agreement is terminated without the transactions contemplated hereby having been consummated, upon the request of Investor Group, CJC and BMOC will, and will cause its Representatives to, promptly redeliver or cause to be redelivered all copies of documents and information furnished by Investor Group or its Representatives to Investor Group and its Representatives in connection with this letter agreement or the transactions contemplated hereby.

6. The terms of this letter agreement will expire August 30, 1996, or such later date as the parties may agree.

7. This letter agreement cannot be changed or any provision waived orally. Any changes or additional provisions or waivers must be set forth in a rider attached hereto or in a separate written agreement signed by the parties.

8. This letter agreement may be executed in multiple counterparts all of which when taken together shall constitute one letter agreement. The obligations and rights of CJC and BMOC under this letter agreement shall be several and not joint.

9. For purposes of executing this letter agreement, a document signed and transmitted by facsimile machine shall be treated as an original document. The signature of any party thereon shall be considered as an original signature, and the document transmitted shall be considered to have the same binding legal effect as an original signature on an original document. At the request of any party, any facsimile document shall be re-executed by the other parties in original form. No party hereto may raise the use of a facsimile machine as a defense to the enforcement of this letter agreement or any amendment executed in compliance with this paragraph.

I believe our discussions to date relating to the Investment contemplated by this letter agreement have been fruitful and look forward to continued progress towards completing this very exciting transaction which should prove very rewarding to CJC and BMOC and their shareholders. Please indicate the agreement of CJC and BMOC with the terms of this letter agreement by executing below by August 6, 1996.

Hudson Bay is prepared to commit the necessary resources to completing the Definitive Documents and believes that this can be accomplished within the term of this letter agreement.

                                          Very truly yours,

                                          HUDSON BAY PARTNERS, INC.


                                          By:   /s/ David H. Lesser
                                                -------------------
                                                     President


AGREED AND ACCEPTED
this  6th day of August, 1996


CALIFORNIA JOCKEY CLUB

By:  /s/ James M. Harris
     -------------------
     Title: President


AGREED AND ACCEPTED
this       day of August, 1996


BAY MEADOWS OPERATING COMPANY


By:___________________________
   Name:
   Title: